As filed with the Securities and Exchange Commission on September 25, 2007

Registration No. 333-142198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE INTERPUBLIC GROUP OF COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-1024020
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1114 Avenue of the Americas

New York, New York 10036

(212) 704-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas J. Camera, Esq. Senior Vice President, General Counsel and Secretary The Interpublic Group of Companies, Inc. 1114 Avenue of the Americas New York, New York 10036 (212) 704-1200	Nicolas Grabar, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(Copies of all communications, including communications sent to agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2007

PROSPECTUS

525,000 Shares

THE INTERPUBLIC GROUP OF COMPANIES, INC.

5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock

(Liquidation Preference $1,000 per Share)

and

Common Stock issuable upon conversion of the Series B Preferred Stock

This prospectus relates to the offering for resale by selling securityholders of our 5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”) and the shares of common stock issuable upon conversion of the Series B Preferred Stock. The Series B Preferred Stock was issued on October 24, 2005 in a private placement to a syndicate of initial purchasers and resold to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus will be used by selling securityholders to resell their shares of Series B Preferred Stock and the shares of our common stock issuable upon conversion of their shares of Series B Preferred Stock.

We pay annual dividends on each share of our Series B Preferred Stock in the amount of $52.50. Dividends are payable to the extent that assets are legally available to pay dividends and our board of directors or an authorized committee of our board declares a dividend payable. We may pay dividends in cash, shares of our common stock, or any combination of cash and common stock, at our discretion, after every quarter. Prior to the second anniversary of the original issue date of the Series B Preferred Stock, we may pay dividends in shares of our common stock only if an effective registration statement is available for the resale of such shares or certain other conditions are satisfied. Shares of common stock delivered to you as dividends will be valued at 95% of their market value. Dividends accumulate and are cumulative from the date of issuance, but do not bear any interest. If we fail to pay dividends on our Series B Preferred Stock for any six quarters, the dividend rate per annum will be increased by 1.0 percentage point until we have paid all dividends on our Series B Preferred Stock for all dividends up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full, as further described herein.

Each share of our Series B Preferred Stock is convertible at the holder’s option at any time into 73.1904 shares of our common stock, subject to adjustment. The shares of our Series B Preferred Stock are not redeemable by us at any time. On or after October 15, 2010, we may, at our option, cause shares of our Series B Preferred Stock to be automatically converted into shares of our common stock at the then-prevailing conversion rate if the closing price of our common stock multiplied by the conversion rate then in effect equals or exceeds 130% of the liquidation preference for 20 trading days during any consecutive 30 trading day period.

We have not listed, and do not intend to list, our Series B Preferred Stock on any securities exchange or automated quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “IPG.”

Investing in our Series B Preferred Stock or shares of our common stock involves risks. You should carefully consider the risks described under “ Risk Factors” beginning on page 6 of this prospectus. See also “Cautionary Statement Regarding Forward-Looking Statements” on page iii of this prospectus.

We will not receive any of the proceeds from the sale of shares of the Series B Preferred Stock or shares of common stock by any of the selling securityholders. Shares of Series B Preferred Stock and shares of common stock may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. These securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                              , 2007.

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have also filed with the SEC a registration statement on Form S-3, which you can access on the SEC’s Internet site at http://www.sec.gov, to register resales of the Series B Preferred Stock and the common stock issuable upon conversion of the Series B Preferred Stock. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us, the Series B Preferred Stock and the common stock issuable upon conversion of the Series B Preferred Stock described in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus that is modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below, including all exhibits thereto, and any other filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information furnished pursuant to Items 2.02 or 7.01 of Form 8-K) prior to the termination of the offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	our Current Reports on Form 8-K filed June 14, 2007, July 5, 2007, July 10, 2007 and July 30, 2007, and Amendment to Current Report on Form 8-K filed September 14, 2007; and

•	our Proxy Statement for the annual meeting of stockholders held on May 24, 2007.

We will provide a copy of these filings at no cost to any person, including any beneficial owner, to whom this prospectus is delivered upon written or telephonic request to the following address:

The Interpublic Group of Companies, Inc.

Attn: Nicholas J. Camera, Secretary

1114 Avenue of the Americas

New York, New York 10036

(212) 704-1200

The above filings are also available to the public on our website at http://www.interpublic.com. Information on our website is not part of this prospectus.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements in this prospectus that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in the sections entitled “Risk Factors” in this prospectus and in our most recent annual report on Form 10-K, and any updated risk factors we include in our quarterly reports on Form 10-Q and other filings with the SEC. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing SEC investigation;

•	potential downgrades in the credit ratings of our securities;

•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors, the additional risk factors outlined in more detail in the sections entitled “Risk Factors” in this prospectus and in our most recent annual report on Form 10-K, and any updated risk factors we include in our quarterly reports on Form 10-Q and other filings with the SEC.

iii

SUMMARY

The following summary does not contain all the information that may be important to you and is qualified in its entirety by more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. You should read the entire prospectus, paying particular attention to the risks set forth under the heading “Risk Factors,” request from us all additional public information you wish to review relating to us and the Series B Preferred Stock and complete your own examination of us and the terms of the Series B Preferred Stock before making an investment decision. In this prospectus, unless the context requires otherwise, the words “we,” “us” and “our” refer to The Interpublic Group of Companies, Inc. and not its subsidiaries.

The Interpublic Group of Companies, Inc.

The Interpublic Group of Companies, Inc., together with its subsidiaries, is one of the world’s largest advertising and marketing services companies, comprised of communication agencies around the world that deliver custom marketing solutions on behalf of our clients. These agencies cover the spectrum of marketing disciplines and specialties, from traditional services such as consumer advertising and direct marketing, to emerging services such as mobile and search engine marketing. With hundreds of offices in over 100 countries and approximately 42,000 employees, our agencies develop marketing programs that build brands, influence consumer behavior and sell products.

Corporate Information

Our principal executive office is located at 1114 Avenue of the Americas, New York, New York 10036. Our main telephone number at that address is (212) 704-1200.

Summary of the Offering

Issuer	The Interpublic Group of Companies, Inc.

Securities	525,000 shares of our 5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock.

Selling securityholders

This prospectus relates to the offering for resale by selling securityholders of our Series B Preferred Stock and the shares of common stock issuable upon conversion of the Series B Preferred Stock. The Series B Preferred Stock was issued on October 24, 2005 in a private placement in reliance on an exemption from registration under the Securities Act. This prospectus will be used by selling securityholders to resell their shares of Series B Preferred Stock and the shares of our common stock issuable upon conversion of their shares of Series B Preferred Stock.

Dividend

$52.50 for each share of Series B Preferred Stock per year. Dividends are cumulative from the date of issuance. To the extent that assets are legally available to pay dividends and our board of directors or an authorized committee of our board declares a dividend payable, we will pay dividends in cash, shares of our common stock, or any combination thereof, at our discretion, every quarter. Prior to the second anniversary of the original issue date of the Series B Preferred Stock, we may pay dividends by delivery of shares of our common stock only if an effective registration statement for the resale of such shares exists or if we satisfy certain conditions as described in “Description of Series B Preferred Stock—Method of Payment of Dividends.”

If we fail to pay dividends on the shares of our Series B Preferred Stock for six quarterly dividend periods (whether consecutive or not), then holders of shares of our Series B Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, dividends at the rate per annum equal to 5 1/4% plus 1.0% until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by 1.0% to 6 1/4% per annum until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.

No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any parity shares or junior shares, nor may any parity shares or junior shares be redeemed or acquired for any consideration by us (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds or shares of common stock therefor have been set apart on the Series B Preferred Stock and any parity shares. See “Description of Series B Preferred Stock—Dividends.”

Dividend payment dates	The 15th calendar day (or the following business day if the 15th is not a business day) of each January, April, July, and October.

Ranking	Our Series B Preferred Stock ranks:

•

senior to all of the shares of our common stock and to all of our other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of our Series B Preferred Stock;

•	on a parity with all of our capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the shares of our Series B Preferred Stock; and

•	junior to all shares of our capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of our Series B Preferred Stock.

Redemption	Shares of our Series B Preferred Stock are not redeemable by us.

Conversion rights

Each share of our Series B Preferred Stock may be converted at any time, at the option of the holder, into 73.1904 shares of our common stock (which is equivalent to an initial conversion price of approximately $13.66 per share), plus cash in lieu of fractional shares. The conversion rate is subject to adjustment upon the occurrence of certain events, as described under “Description of Series B Preferred Stock—Conversion Rate Adjustment,” but will not be adjusted for accumulated and unpaid dividends. Upon conversion, holders will not receive any cash payment representing accumulated dividends, if any.

Forced conversion

On or after October 15, 2010, we may cause shares of our Series B Preferred Stock to be automatically converted into shares of our common stock at the then-prevailing conversion rate if the closing price of our common stock multiplied by the conversion rate then in effect equals or exceeds 130% of the liquidation preference for 20 trading days during any consecutive 30 trading day period. See “Description of Series B Preferred Stock—Forced Conversion.”

Additional conversion right upon a fundamental change

Upon the occurrence of a fundamental change, if the market value (as defined under “Description of Series B Preferred Stock—Conversion Rate Adjustment”) of our common stock on the effective date of such fundamental change multiplied by the conversion rate then in effect is less than the liquidation preference, holders of Series B Preferred Stock shall have a one-time option to convert all of their outstanding shares of Series B Preferred Stock at an adjusted conversion rate equal to the lesser of: (1) the liquidation preference divided by the market value of our common stock as of the effective date of the fundamental change, and (2) 146.3808. In lieu of issuing shares of our common stock, we may, at our option, make a cash payment equal to the aggregate market value of shares of such common stock.

Conversion in connection with a Fundamental Change

If you elect to convert your shares of our Series B Preferred Stock in connection with certain fundamental changes, we will in certain circumstances pay a “make-whole premium” in addition to shares of our common stock you will receive at the prevailing conversion rate. We will pay the make-whole premium in cash, by delivery of shares of our common stock or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change. Prior to the second anniversary of the closing of this offering, we may pay a make-whole premium payment by delivery of shares of our common stock only if an effective registration statement for the resale of such shares exists or if we satisfy certain conditions as described in “Description of Series B Preferred Stock—Determination of the Make-Whole Premium.”

In addition, upon the occurrence of certain fundamental changes, in lieu of paying the make-whole premium, we may elect to adjust the conversion rate and related conversion obligation so that shares of our Series B Preferred Stock are converted into shares of the acquiring or surviving company, in each case as described under “Description of Series B Preferred Stock—Determination of the Make-Whole Premium.”

Antidilution adjustments

The formula for determining the conversion rate on the conversion date and the number of shares of our common stock to be delivered upon conversion may be adjusted if certain events occur. See “Description of Series B Preferred Stock—Conversion Rate Adjustment.”

Voting rights	Holders of Series B Preferred Stock are not entitled to any voting rights, except as required by applicable state law and as described under “Description of Series B Preferred Stock—Voting Rights.”

Form and denomination

The Series B Preferred Stock was issued in book-entry form and is represented by one or more global securities, deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee.

SEC reports

During the two-year period following the original issue date of the Series B Preferred Stock, if we fail to file any annual report or quarterly report with the SEC within the time period required under the Exchange Act and such failure is not cured within 15 days, the dividend rate per annum will be increased by 1.0% until such reports have been filed with the SEC.

Tax consequences

For a discussion of the U.S. federal tax treatment of the conversion as well as the purchase, ownership and disposition of our Series B Preferred Stock and our common stock, see “Certain U.S. Federal Income Tax Considerations.”

Trading

Prior to resale using this prospectus, our Series B Preferred Stock is eligible for trading in The PORTAL Market. Shares of Series B Preferred Stock sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market. We have not listed, and do not intend to list, our Series B Preferred Stock on any securities exchange or automated quotation system. No assurance can be given as to the liquidity of or trading market for the Series B Preferred Stock. Our common stock is listed on the New York Stock Exchange under the symbol “IPG.”

Use of proceeds

We will not receive any of the proceeds from the sale by any selling securityholder of the Series B Preferred Stock or the shares of common stock issuable upon conversion of the Series B Preferred Stock.

Risk factors

Investing in the Series B Preferred Stock involves a high degree of risk. You should carefully consider all of the information included or incorporated by reference in this prospectus. In particular, you should evaluate the factors described under “Risk Factors” in this prospectus for risks involved with an investment in the Series B Preferred Stock.

RISK FACTORS

Investing in the Series B Preferred Stock involves a high degree of risk. You should carefully consider the risks described below and under “Risk Factors” in our most recent annual report on Form 10-K, and any updated risk factors we include in our quarterly reports on Form 10-Q and other filings with the SEC, together with all the other information included or incorporated by reference in this prospectus, before making your decision to invest in the Series B Preferred Stock. See also “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Related to the Series B Preferred Stock

The market price of our Series B Preferred Stock could be significantly affected by several factors, including the market price of our common stock, which can be volatile.

We expect that the market price of our Series B Preferred Stock will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the Series B Preferred Stock than would be expected for nonconvertible preferred stock. The market price of our common stock and the Series B Preferred Stock will likely continue to fluctuate in response to a number of factors, including the following, many of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	developments related to our material weaknesses in internal control over financial reporting and any potential further restatement of prior period financial statements;

•	changes in financial estimates and recommendations by financial analysts;

•	changes in the ratings of our securities;

•	developments related to litigation or investigations involving us;

•	fluctuations in the stock price and operating results of our competitors;

•	new technology used, or services offered, by our competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	our failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;

•	future sales of our equity or convertible securities;

•	additions or departures of key personnel; and

•	perceptions, whether or not accurate, among investors and other market participants related to any of the above.

General market fluctuations, industry factors and general economic and political conditions and events, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results. In addition, the stock markets in general, including the New York Stock Exchange, have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of our Series B Preferred Stock and our common stock.

The market prices of our common stock and the Series B Preferred Stock, and our earnings per share, could be reduced if (i) holders of the Series B Preferred Stock, our 4.50% Convertible Senior Notes due 2023 or our 4.25% Convertible Senior Notes due 2023 convert their securities into shares of our common stock, (ii) holders of our warrants exercise their right to purchase shares of our common stock or (iii) we were to issue additional equity or convertible securities.

Holders of the Series B Preferred Stock have the option at any time to convert their shares into shares of our common stock. As of the date of this prospectus, holders of our 4.50% Convertible Senior Notes due 2023 and our 4.25% Convertible Senior Notes due 2023 have the right to convert their notes into shares of our common stock. In addition, holders of the warrants that we issued in connection with our ELF Financing can exercise their right to purchase shares of our common stock on June 15, 2009, the expiration date of the warrants. Conversion of the Series B Preferred Stock, our 4.50% Convertible Senior Notes due 2023 or our 4.25% Convertible Senior Notes due 2023 or exercise of our warrants could require us to issue a significant number of additional shares of common stock, which would result in substantial dilution to the equity interests of holders of our common stock.

Resales of our common stock following conversions of our convertible securities or exercise of our warrants could depress the prevailing market price of our common stock. Even prior to the time of actual conversions of our convertible securities or actual exercise of our warrants, the perception of a significant market “overhang” resulting from the existence of our obligation to honor the conversions and exercise rights, as well as any perception of market overhang resulting from our ability to issue equity, convertible debt or preferred stock or similar securities or related warrants could depress the market price of our common stock or the Series B Preferred Stock.

Provisions in our charter documents and Delaware law could make it more difficult to acquire our company and may depress our stock price.

Our restated certificate of incorporation, as amended, and bylaws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Our restated certificate of incorporation, as amended, and bylaws limit who may call special meetings of stockholders to the board of directors or the holders of a majority of outstanding shares of capital stock entitled to vote at such meetings. Our restated certificate of incorporation, as amended, and bylaws provide that the bylaws may be altered, amended or repealed by the board of directors.

Pursuant to our restated certificate of incorporation, as amended, the board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of us.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

Holders of our Series B Preferred Stock will have no rights as common shareholders until they acquire our common stock.

Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law and as described under “Description of Series B Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our restated certificate of incorporation, as amended, or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

An active trading market for the Series B Preferred Stock may not develop or be sustained.

Prior to resale using this prospectus, our Series B Preferred Stock is eligible for trading in The PORTAL Market. Shares of Series B Preferred Stock sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market. We have not listed, and do not intend to list, our Series B Preferred Stock on any securities exchange or automated quotation system. There can be no assurance that an active trading market will develop, or if developed, that an active trading market will be sustained. If an active market does not develop or is not sustained, the market price and liquidity of the Series B Preferred Stock may be adversely affected.

We cannot assure you that we will file or will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our Series B Preferred Stock in shares of our common stock.

We are permitted to pay dividends on our Series B Preferred Stock by delivering shares of our common stock. However, prior to the second anniversary of the original issue date of the Series B Preferred Stock, we may pay dividends in this manner only if an effective registration statement exists at the time of such delivery with respect to resale of such shares of common stock, or in the case of stock dividends issued on or after the one-year anniversary of the original issue date of the Series B Preferred Stock, we comply with the current public information conditions of Rule 144(c) under the Securities Act. We cannot assure you that we will or will be able to file, cause to be declared effective or keep effective, as the case may be, such registration statement or that we will be able to comply with such reporting requirement.

Delaware law may restrict us from paying dividends on our Series B Preferred Stock.

Quarterly dividends will be paid only if declared by our board of directors or an authorized committee of our board of directors. The board of directors or an authorized committee of the board of directors is not obligated or required to declare quarterly dividends even if we have funds available for such purposes.

Delaware law provides that we may pay dividends on the Series B Preferred Stock only to the extent that assets are legally available to pay such dividends. Legally available assets is defined as the amount of surplus. Our surplus is the amount by which our total assets exceed the sum of:

•	Our total liabilities, including our contingent liabilities, and

•	The amount of our capital.

If there is no surplus, legally available assets mean, in the case of a dividend, the amount of our net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year.

The additional shares of our common stock payable on our Series B Preferred Stock in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your shares of Series B Preferred Stock as a result of such fundamental changes.

If certain fundamental changes occur, we will, in certain circumstances, increase the conversion rate on our Series B Preferred Stock converted in connection with the fundamental change by a number of additional shares of our common stock. The number of additional shares of our common stock will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the fundamental change transaction as described under “Description of Series B Preferred Stock—Payment Upon Conversion Following a Fundamental Change.” While the increase in the conversion rate upon conversion is designed to compensate you for the lost option time value of your shares of our Series B Preferred Stock as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss. If the price paid per share of common stock in the fundamental change transaction is less than the price per share of common stock on the original issue date of the Series B Preferred Stock, there will be no increase in the conversion rate. In addition, in certain circumstances, upon a change of control arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of Series B Preferred Stock—Determination of the Make-Whole Premium” and, if we so elect, holders of shares of our Series B Preferred Stock will not be entitled to the increase in the conversion rate described above.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the Series B Preferred Stock is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Series B Preferred Stock—Conversion Rate Adjustment.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stock holders, such as a cash dividend, you would be treated as receiving a distribution and may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. If the conversion rate is increased at our discretion or in certain other circumstances (including as a result of certain fundamental changes), such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment. The amount that you would have to include in income will generally be equal to the value of the additional shares that you would receive on conversion as a result of the adjustment to the conversion rate. See “Certain U.S. Federal Income Tax Considerations.”

Our issuance of additional series of preferred stock could adversely affect holders of our common stock.

Our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our Series B Preferred Stock ranks junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Series B Preferred Stock only after all of our liabilities have been paid. In addition, our Series B Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of our subsidiaries held by third parties. The rights of holders of our Series B Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and such other equity holders. As of June 30, 2007 we had total liabilities of approximately $9,570.3 million. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our Series B Preferred Stock then outstanding.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designations for our 5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock (which we refer to as the “Series B Preferred Stock”). A copy of the certificate of designations and the form of Series B Preferred Stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the terms of Series B Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations. As used in this section, the words “we,” “us” and “our” refer to The Interpublic Group of Companies, Inc. and not any of its subsidiaries.

General

Under our restated certificate of incorporation, as amended, our board of directors is authorized, without further stockholder action, to issue up to 20,000,000 shares of preferred stock, without par value, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of the date of this prospectus, 7,475,000 shares of preferred stock are designated as 5 3/8% Series A Mandatory Convertible Preferred Stock, none of which are outstanding, and 525,000 shares of preferred stock are designated as 5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock, all of which are outstanding.

The Series B Preferred Stock is, and any common stock issued upon the conversion of the Series B Preferred Stock will be, fully paid and nonassessable. The holders of the Series B Preferred Stock have no preemptive or preferential right to purchase or subscribe for our stock, obligations, warrants or other securities of any class. The transfer agent, registrar, conversion and dividend disbursing agent for shares of both the Series B Preferred Stock and the common stock is Mellon Investor Services LLC.

The Series B Preferred Stock is subject to forced conversion, as described below in “—Forced Conversion.”

Under Delaware law, we may pay dividends on our Series B Preferred Stock, whether in cash or in shares of our common stock, only to the extent that assets are legally available to pay such dividends. Legally available assets means the amount of our surplus. Our surplus is the amount by which our total assets exceed the sum of:

•	our total liabilities, including our contingent liabilities, and

•	the amount of our capital.

If there is no surplus, legally available assets means, in the case of a dividend, the amount of our net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year. When the need to make a determination of legally available assets arises, the amount of our total assets and liabilities and the amount of our capital will be determined by our board of directors in accordance with Delaware law.

Ranking

The Series B Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to all classes of our common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series B Preferred Stock (which we will refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•

on a parity, in all respects, with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”); and

•

junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”).

While any shares of Series B Preferred Stock are outstanding, we may not authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock. Without the consent of any holder of Series B Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

Dividends

Holders of shares of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 5 1/4% per share on the liquidation preference of $1,000 per share of Series B Preferred Stock (equivalent to $52.50 per share annually). Dividends on the Series B Preferred Stock will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date,” or the following business day if such date is not a business day) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Each quarterly dividend on our Series B Preferred Stock, if declared, is $13.125 per share. Dividends are payable to holders of record as they appear on our stock register on the immediately preceding January 1, April 1, July 1 and October 1 (each, a “Record Date,” or the following business day if such date is not a business day). Accumulations of dividends on shares of Series B Preferred Stock do not bear interest. Dividends payable on the Series B Preferred Stock for any period other than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.

If and whenever we fail to pay dividends on the Series B Preferred Stock for six full quarterly periods, whether or not consecutive, then the dividend rate per annum shall increase by 1.0 percentage point to 6 1/4% per annum until we have paid all dividends on the Series B Preferred Stock for all dividend periods up to and including the Dividend Payment Date on which the accumulated and unpaid dividends are paid in full. Following such payment of unpaid dividends, the dividend rate will revert to 5 1/4% per annum; provided, however, that upon any further failure to pay dividends on the Series B Preferred Stock on any future Dividend Payment Date, the dividend rate per annum shall again increase by 1.0 percentage point to 6 1/4% per annum until we have again paid all dividends on the Series B Preferred Stock for all dividend periods up to and including the Dividend Payment Date on which the accumulated and unpaid dividends are paid in full.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding shares of the Series B Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of money or number of shares of common stock have been set apart for the payment of such dividend upon all outstanding shares of Series B Preferred Stock.

We are only obligated to pay a dividend on our Series B Preferred Stock if our board of directors or an authorized committee of our board declares the dividend payable and we have assets that legally can be used to pay the dividend. See “Risk Factors—Risks Related to the Series B Preferred Stock—Delaware law may restrict us from paying cash dividends on our Series B Preferred Stock.”

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum of cash or number of shares of common stock sufficient for the payment thereof is set apart for such payment, on the Series B Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Series B Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series B Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series B Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Series B Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Series B Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

If our board of directors or an authorized committee of our board does not declare a dividend in respect of any dividend payment date, the board of directors or an authorized committee may declare and pay the dividend on any other date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend will be holders of our Series B Preferred Stock as they appear on our stock register on a date selected by the board of directors or an authorized committee. That date must (1) not precede the date our board of directors or an authorized committee of our board declares the dividend payable and (2) not be more than 60 days prior to the date the dividend is paid.

Method of Payment of Dividends

Subject to certain restrictions, we may generally pay any dividend on the Series B Preferred Stock:

•	in cash;

•

by delivery of shares of our common stock, provided that during the period commencing on the Issue Date and ending on the second anniversary of the Issue Date, we may pay dividends by delivery of shares of our common stock only if: (i) an effective registration statement exists at the time of delivery of such shares of common stock, or (ii) in the case of dividends paid in shares of our common stock on or after the first anniversary of the Issue Date, at the time of delivery of such shares, we satisfy the requirements of Rule 144(c) under the Securities Act; or

•	through any combination of cash and our common stock as we determine in our sole discretion, subject to the restrictions in the preceding bullet point.

With respect to any delivery of shares of our common stock for which we rely on clause (i) of the second bullet point above, we will use our best efforts to maintain the effectiveness of the registration statement for ten consecutive days immediately following the time of delivery of such shares. The resale of shares of our common stock delivered as a dividend will be subject to resale restrictions under the Securities Act. See “Risk Factors—Risks Related to the Series B Preferred Stock—We cannot assure you that we will file or will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our Series B Preferred Stock in shares of our common stock.”

If we elect to make any dividend payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 95% of the average of the daily Volume-Weighted Average Price (as defined below) per share of our common stock for each of the five consecutive Trading Days (as defined below) ending on the second Trading Day immediately prior to the Record Date for such dividend.

The term “Volume-Weighted Average Price” per share of our common stock on a Trading Day is the volume-weighted average price per share of our common stock on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock, which determination shall be conclusive) from 9:30 a.m. to 4:30 p.m., New York City time, on that Trading Day, as displayed by Bloomberg or such other comparable service determined by us in good faith that has replaced Bloomberg.

We will make each dividend payment on the Series B Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Series B Preferred Stock notice and will also issue a press release of any such election. The notice will be given at least 10 Trading Days prior to the Record Date for such dividend and will set forth the portion of such payment that will be made in cash and the portion that will be made in common stock. In addition, during the period commencing on the Issue Date and ending on the second anniversary of the Issue Date, such notice will:

•

with respect to shares of our common stock for which we rely on clause (i) of the second bullet point in the fourth preceding paragraph, state whether an effective registration statement exists and is available for resales of shares of our common stock that are issued in respect of dividends; and

•	with respect to shares of our common stock for which we rely on clause (ii) of the second bullet point in the fourth preceding paragraph:

•	state whether we are in compliance and will be in compliance with Rule 144(c) under the Securities Act on the date of delivery of dividends in the form of common stock;

•	set forth the relevant text of Rule 144(e) under the Securities Act regarding the calculation methods for volume limitations;

•

include a statement that investors must make their own determination as to whether they are entitled to rely on Rule 144 under the Securities Act in respect of resales of shares of common stock that are issued in respect of dividends; and

•

include a statement that investors may be required to make certain filings with the SEC and other regulatory authorities in relation to any resales of our common stock pursuant to Rule 144 under the Securities Act.

No fractional shares of common stock will be delivered to the holders of the Series B Preferred Stock, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock. Any portion of any such payment that is declared and not paid through the delivery of shares of common stock will be paid in cash.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series B Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), but after any distribution on any of our indebtedness or Senior Stock, a liquidation preference in the amount of $1,000 per share of the Series B Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Series B Preferred Stock and all Parity Stock are not paid in full, the holders of the Series B Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series B Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Series B Preferred Stock have no voting rights except as set forth below or as otherwise required by Delaware law from time to time.

If and whenever six full quarterly dividends, whether or not consecutive, payable on any series of our preferred stock, including our Series B Preferred Stock, are not paid, the number of directors constituting our board of directors will be increased by two and the holders of all series of our preferred stock then outstanding, voting together as a class, will have a right to elect those additional directors to our board until all accumulated and unpaid dividends on our cumulative preferred stock have been paid in full or, to the extent any series of non-cumulative preferred stock is outstanding, until non-cumulative dividends have been paid regularly for at least a year. To exercise this right, any holder of any series of our preferred stock then outstanding, including our Series B Preferred Stock, may by written notice request that we call a special meeting of the holders of our preferred stock for the purpose of electing the additional directors and, if the non-payment of dividends is continuing, we must call that meeting within 35 days of the date of such written request. If we fail to call such a meeting upon request, any holder at that time of any series of our preferred stock then outstanding, including our Series B Preferred Stock, can call a meeting. Upon payment of all accumulated and unpaid dividends on our cumulative preferred stock or, in the case of any series of non-cumulative preferred stock, upon such time when non-cumulative dividends have been paid regularly for at least a year, the holders of our preferred stock then outstanding will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

In addition, we will not, without the approval of the holders of at least 66 2/3% of the shares of our Series B Preferred Stock then outstanding:

•

amend our restated certificate of incorporation, as amended, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of our Series B Preferred Stock so as to adversely affect them;

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Senior Stock; or

•	reclassify any of our authorized stock into any Senior Stock of any class, or any obligation or security convertible into or evidencing a right to purchase any Senior Stock;

provided that no such vote will be required for us to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Junior Stock.

In all cases in which the holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock is entitled to one vote.

Conversion Rights

Each share of Series B Preferred Stock is convertible at any time at the option of the holder thereof into 73.1904 shares of common stock (which we refer to as the “Conversion Rate”) calculated using an initial conversion price of approximately $13.66 per share of common stock (and we refer to such price or adjusted price as the “Conversion Price”), subject to adjustment as described below under “—Conversion Rate Adjustment”.

The holders of shares of Series B Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Series B Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment in cash of an amount equal to the amount of the dividend payable on such shares on that Dividend Payment Date. A holder of shares of Series B Preferred Stock on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Series B Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion. Except as provided above with respect to any conversion described herein under “—Conversion Rights,” we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Forced Conversion

At any time on or after October 15, 2010, we may at our option cause the Series B Preferred Stock to be automatically converted at the Conversion Rate then in effect. We may exercise this right only if the Closing Sale Price (as defined below) of our common stock multiplied by the Conversion Rate then in effect equals or exceeds 130% of the liquidation preference for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to our issuance of a press release announcing the forced conversion as described below.

The term “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on Nasdaq or, if our common stock is not quoted on Nasdaq, on the principal other market on which our common stock is then traded.

The “Closing Sale Price” of common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which such common stock is traded or, if such common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, but only with respect to our common stock, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of such common stock, and such determination shall be conclusive.

To exercise the forced conversion right described above, we must issue a press release prior to the close of business on the first Trading Day following any date on which the conditions described in the first paragraph of this “—Forced Conversion” section are met, announcing such election to call a Forced Conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series B Preferred Stock (not more than four business days after the date of the press release) of the election to call a Forced Conversion. The conversion date will be a date selected by us (which we will refer to as the “Forced Conversion Date”) and will be no more than 15 days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a forced conversion shall state, as appropriate:

•	the Forced Conversion Date;

•	the number of shares of common stock to be issued upon conversion of each share of Series B Preferred Stock;

•	the number of shares of Series B Preferred Stock to be converted; and

•	that dividends on the Series B Preferred Stock to be converted will cease to accumulate on the Forced Conversion Date.

On and after the Forced Conversion Date, dividends will cease to accumulate on the Series B Preferred Stock called for a forced conversion, all rights of holders of such Series B Preferred Stock will terminate and all outstanding shares of Series B Preferred Stock will automatically convert into the common stock issuable upon conversion thereof at the Conversion Rate then in effect. The dividend payment with respect to the Series B Preferred Stock for which the Forced Conversion Date occurs during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date. Except as provided in the immediately preceding sentence, with respect to a forced conversion, no payment or adjustment will be made upon conversion of Series B Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

We may not authorize, issue a press release or give notice of any forced conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Series B Preferred Stock for periods ended prior to the date of such press release or notice shall have been paid.

In addition to the forced conversion provision described above, if there are fewer than 39,375 shares of Series B Preferred Stock outstanding, we may, at any time on or after October 15, 2010, at our option, cause the Series B Preferred Stock to be automatically converted into that number of shares of common stock equal to $1,000 (the liquidation preference per share of Series B Preferred Stock) divided by the lesser of the Conversion Price then in effect and the Market Value as determined on the second Trading Day immediately prior to the Forced Conversion Date. The provisions of the immediately preceding four paragraphs shall apply to any such conversion; provided, however, that to exercise the right described in this paragraph, we must issue a press release at any time following satisfaction of the condition described in this paragraph.

Fractional Shares

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion, whether voluntary or forced, or in respect of dividend payments made in common stock on Series B Preferred Stock. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the Closing Sale Price at the close of business on the Trading Day next preceding the date of conversion.

Conversion Rate Adjustment

The Conversion Rate is subject to adjustment (in accordance with formulas set forth in the certificate of designations) in certain events, including:

•	any payment of a dividend or other distribution to all holders of our common stock in shares of our common stock;

•	any issuance to all holders of shares of common stock of rights, options or warrants entitling them to subscribe for or purchase shares of common stock or securities convertible into or exchangeable for shares of common stock for a period expiring within 60 days from the date of issuance at less than the Market Value (as defined below); provided, however, that no adjustment shall be made with respect to such a distribution if the holder of shares of Series B Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Series B Preferred Stock into common stock; provided further, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted until such triggering events occur;

•	any subdivision, split, combination or reclassification of the common stock;

•	any distribution by us consisting exclusively of cash to all holders of our common stock, in which event the Conversion Rate will be adjusted by multiplying:

(1)	the Conversion Rate by:

(2)	a fraction, the numerator of which will be the Market Value (as defined below) of a share of our common stock and the denominator of which will be the Market Value of a share of our common stock minus the amount per share of such dividend or distribution.

Notwithstanding the foregoing, in no event will the Conversion Rate be more than 95.1475, subject to adjustment in accordance with the first, second, third, fifth and sixth bullet points under this caption “—Conversion Rate Adjustment”;

•

the successful completion of a tender or exchange offer made by us or any subsidiary of ours for outstanding shares of our common stock to the extent that the cash and the value of any other consideration included in the payment per share of our common stock exceeds the Closing Sale Price of our common stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

•

a distribution to all holders of common stock consisting of evidences of indebtedness, shares of capital stock other than common stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Rate; provided, however, that with respect to adjustments to be made to the Conversion Rate in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% or more of the Conversion Rate, no later than October 15 of each calendar year. No adjustment to the Conversion Rate will be made if such adjustment will result in a Conversion Price that is less than the par value of our common stock. We reserve the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. If we elect to make such an increase in the Conversion Rate, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the increase in the Conversion Rate.

The term “Market Value” means the average Closing Sale Price of our common stock for a five consecutive Trading Day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock) preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which our common stock trades, regular way, on the New York Stock Exchange or other principal U.S. securities exchange or quotation system on which our common stock is listed or quoted at that time, without the right to receive the issuance or distribution.

On conversion, the holders of Series B Preferred Stock will receive, in addition to shares of our common stock and any cash for fractional shares, the rights under any future stockholder rights plan (i.e., poison pill) we may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a Conversion Rate adjustment pursuant to the second or sixth bullet points under this caption “—Conversion Rate Adjustment,” so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the certificate of designations. As of the date of this prospectus, we do not have a stockholder rights plan.

If we distribute rights or warrants (other than those referred to in the second bullet point of the fourth preceding paragraph) pro rata to holders of shares of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any Series B Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock then issuable upon such conversion (which we will refer to as the “Conversion Shares”), a number of rights or warrants to be determined as follows:

•

if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to as the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

•

if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such Series B Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Series B Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights or warrants.

The Conversion Rate will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

The Conversion Rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value or no par value of the common stock; or

•	for accumulated and unpaid dividends.

Recapitalizations, Reclassifications and Changes in Our Common Stock

Following any reclassification, consolidation or merger of us with or into another person or any merger of another person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), a holder of a share of Series B Preferred Stock then outstanding will, upon conversion of such Series B Preferred Stock, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of common stock into which such Series B Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event (the “reference property”). In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby the holders of the Series B Preferred Stock shall have a reasonable opportunity, to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such transaction. However, at and after the effective time of the transaction, the Conversion Rate will be calculated based on the fair value of the reference property. This provision does not limit the rights of holders or our rights in the event of a Fundamental Change (as defined below under “—Payment Upon Conversion Following a Fundamental Change”), including the holders’ right to receive the make-whole premium in connection with a conversion or our ability to elect to adjust the Conversion Rate in the event of a Public Acquirer Fundamental Change (as defined below). The determination: (i) will be made by holders representing a plurality of shares of Series B Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of common stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (a) the deadline for elections to be made by holders of our common stock, and (b) two Trading Days prior to the anticipated effective date of such transaction.

Additional Conversion Right Upon a Fundamental Change

Upon the occurrence of a Fundamental Change, if the Market Value on the effective date of such Fundamental Change (the “Effective Date”) multiplied by the Conversion Rate then in effect is less than the liquidation preference, holders of Series B Preferred Stock shall have a one-time option to convert all of their outstanding shares of Series B Preferred Stock into shares of common stock at an adjusted Conversion Rate equal to the lesser of (1) the liquidation preference divided by the Market Value as of the Effective Date, and (2) 146.3808. This option shall be exercisable during a period of not less than 30 days nor more than 60 days after the Fundamental Change Notice Date (as defined below under “—Payment Upon Conversion Following a Fundamental Change”). In lieu of issuing shares of common stock issuable upon conversion in the event of a Fundamental Change, we may, at our option, make a cash payment equal to the aggregate Market Value of shares of such common stock otherwise issuable upon conversion and determined for the period ending on the Effective Date.

Payment Upon Conversion Following a Fundamental Change

We must give notice of each Fundamental Change (as defined below) to all record holders on a date (“the Fundamental Change Notice Date”) that is within 10 Trading Days after the Effective Date. If a holder converts its Series B Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the Effective Date of a Fundamental Change described in paragraph (2) of the definition of that term, and ending at the close of business on the 30th Trading Day immediately following such Effective Date, the holder will receive:

•	common stock and cash in lieu of fractional shares, as described under “—Conversion Rights” (subject to adjustment as described above under “—Conversion Rate Adjustment”) and “—Fractional Shares”; and

•	the make-whole premium, if any, described under “—Determination of Make-Whole Premium.”

A “Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

1.	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

2.	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a Fundamental Change;

3.	continuing directors cease to constitute at least a majority of our board of directors;

4.	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution; or

5.	our common stock ceases to be listed on a national securities exchange or quoted on Nasdaq or another over-the-counter market in the United States.

However, a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Series B Preferred Stock become convertible solely into such common stock.

“Continuing director” means a director who either was a member of our board of directors on October 18, 2005 or who becomes one of our directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of that approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which that individual is named as nominee for director.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Determination of the Make-Whole Premium

If a holder of Series B Preferred Stock elects to convert such stock upon the occurrence of a Fundamental Change described in paragraph (2) of the definition of that term, such holder will be entitled to receive, in addition to a number of shares of our common stock equal to the applicable Conversion Rate, a make-whole premium in the form of cash, or an additional number of shares of our common stock upon conversion as described below.

We will pay the make-whole premium in cash, or in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the Fundamental Change (other than cash paid in lieu of fractional interests in any security or pursuant to dissenters’ rights); provided that, during the period commencing on the Issue Date and ending on the second anniversary of the Issue Date, we may pay the make-whole premium by delivery of shares of our common stock only if: (i) an effective registration statement exists at the time of delivery of such shares of common stock, or (ii) in the case of common stock issued as a make-whole premium on or after the first anniversary of the Issue Date, at the time of delivery of such shares, we satisfy the requirements of Rule 144(c) under the Securities Act. With respect to the delivery of shares of common stock for which we rely on clause (i) above, we will use our best efforts to maintain the effectiveness of the registration statement for 45 days, subject to our right to defer such availability for a maximum of 21 days commencing on or after the 22nd day after the time of delivery of shares in certain circumstances as set forth in the certificate of designations. Holders of Series B Preferred Stock who seek to utilize the registration statement for resales of our common stock must comply with certain procedural requirements as set forth in the certificate of designations.

The notice to be provided by us on the Fundamental Change Notice Date will include a calculation of the portion of the make-whole premium payment that will be made in cash and the portion that will be made in common stock. In addition, during the period commencing on the Issue Date and ending on the second anniversary of the Issue Date, such notice will:

•

with respect to shares of our common stock for which we rely on clause (i) of the preceding paragraph, state whether an effective registration statement exists and is available for resales of shares of our common stock that are issued in respect of the make-whole premium payment; and

•	with respect to shares of our common stock for which we rely on clause (ii) of the preceding paragraph:

•	state whether we are in compliance and will be in compliance with Rule 144(c) under the Securities Act on the date of payment of the make-whole premium in the form of common stock;

•	set forth the relevant text of Rule 144(e) under the Securities Act regarding the calculation methods for volume limitations;

•

include a statement that investors must make their own determination as to whether they are entitled to rely on Rule 144 under the Securities Act in respect of resales of shares of common stock that are issued as payment for the make-whole premium; and

•

include a statement that investors may be required to make certain filings with the SEC and other regulatory authorities in relation to any resales of our common stock pursuant to Rule 144 under the Securities Act.

We will pay cash in lieu of fractional interests in any security or other property delivered in connection with such Fundamental Change. The make-whole premium will be payable on the 35th Trading Day following the Effective Date for Series B Preferred Stock converted in connection with a Fundamental Change.

The make-whole premium will be determined by reference to the table below, based on the Effective Date and the price of our common stock (the “Stock Price”). If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock consists solely of cash, then the Stock Price will be the cash amount paid per share of our common stock. Otherwise the Stock Price will be the average of the Closing Sale Price per share of our common stock for the five consecutive Trading Days immediately preceding the Effective Date. The value of our common stock for purposes of determining the number of shares of common stock to be issued in the make-whole adjustment shall be the Stock Price multiplied by 95%.

The following table sets forth the Stock Price paid, or deemed paid, per share of our common stock in a transaction that constitutes the Fundamental Change, the Effective Date and the make-whole premium (expressed as a percentage of liquidation preference) to be paid upon a conversion in connection with a Fundamental Change:

Value as % of Liquidation Preference

	As of October 15,
Stock Price (1)	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	Thereafter
$10.51	24.68	23.10	21.80	21.05	20.87	20.77	20.64	20.52	20.43	20.33	20.33
$12.50	21.97	19.77	17.64	15.93	15.40	15.32	15.22	15.13	15.06	14.98	14.98
$15.00	19.61	16.84	13.85	10.71	8.52	8.48	8.43	8.37	8.34	8.28	8.28
$17.50	18.08	14.99	11.49	7.40	1.74	1.74	1.73	1.72	1.72	1.72	1.72
$20.00	17.08	13.84	10.13	5.74	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$22.50	16.40	13.13	9.39	5.03	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$25.00	15.91	12.66	8.97	4.75	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$27.50	15.53	12.34	8.72	4.64	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$30.00	15.23	12.09	8.55	4.57	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$32.50	14.96	11.88	8.42	4.53	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$35.00	14.72	11.70	8.30	4.48	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$37.50	14.49	11.54	8.20	4.44	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$40.00	14.27	11.38	8.10	4.40	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$42.50	14.06	11.22	8.00	4.36	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$45.00	13.85	11.07	7.91	4.32	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$47.50	13.64	10.91	7.81	4.28	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$50.00	13.43	10.76	7.71	4.24	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$52.50	13.22	10.61	7.62	4.19	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$55.00	13.02	10.46	7.52	4.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00

(1)	The Stock Prices set forth in the table will be adjusted as of any date on which the Conversion Price of the Series B Preferred Stock is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment divided by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price and the denominator of which is the Conversion Price as so adjusted.

The exact Stock Price and Effective Date may not be set forth in the table, in which case:

•

if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

•	if the Stock Price is in excess of $55.00 per share (subject to adjustment in the same manner as the Stock Price) the payment corresponding to row $55.00 will be paid; and

•	if the Stock Price is less than $10.51 per share (subject to adjustment in the same manner as the Stock Price), no make-whole premium will be paid.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 95.1475 per $1,000 liquidation preference per share of Series B Preferred Stock, subject to adjustment in the same manner as the Conversion Rate as described under “—Conversion Rate Adjustment.”

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Notwithstanding the foregoing, in the case of a Public Acquirer Fundamental Change (as defined below), we may, in lieu of paying the make-whole premium as described above, elect to adjust the Conversion Rate and the related conversion obligation such that, from and after the Effective Date of such Public Acquirer Fundamental Change, holders of the Series B Preferred Stock who elect to convert will be entitled to convert their Series B Preferred Stock into a number of shares of Public Acquirer Common Stock (as defined below) that have been registered, or the resale of which will be registered, under the Securities Act, by multiplying the Conversion Rate in effect immediately before the Public Acquirer Fundamental Change by a fraction:

•

the numerator of which will be (i) in the case of a consolidation, merger or binding share exchange, pursuant to which our common stock is converted into or exchanged for the right to receive cash, securities or other property, the fair market value of all cash and any other consideration (as determined in good faith by our board of directors, which determination shall be conclusive) paid or payable per share of common stock or (ii) in the case of any other Public Acquirer Fundamental Change, the average of the Closing Sale Price of our common stock for the five consecutive Trading Days prior to but excluding the Effective Date of such Public Acquirer Fundamental Change; and

•

the denominator of which will be the average of the Closing Sale Price of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the Effective Date of such Public Acquirer Fundamental Change.

A “Public Acquirer Fundamental Change” means any acquisition of us pursuant to paragraph (2) of the definition of Fundamental Change above that would otherwise obligate us to pay the make-whole premium as described above where the acquirer has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the “Public Acquirer Common Stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have Public Acquirer Common Stock if a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement and all references to Public Acquirer Common Stock will refer to such class of common stock. Majority owned for these purposes means having the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Upon our decision to adjust the Conversion Rate and related conversion obligation upon a Public Acquirer Fundamental Change, holders may convert their Series B Preferred Stock at the adjusted Conversion Rate described in the preceding paragraph but will not be entitled to the make-whole premium as described above. The registered shares of Public Acquirer Common Stock, or the shares of Public Acquirer Common Stock registered for resale, as the case may be, shall be listed, or approved for listing subject only to the official notice of issuance, on a national securities exchange or the Nasdaq National Market.

We will state in the notice described above under “—Payment Upon Conversion Following a Fundamental Change” whether we have elected to change the conversion right as described above rather than pay the make-whole premium. With respect to each Public Acquirer Fundamental Change, we can make only one election, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a Public Acquirer Fundamental Change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.

Consolidation, Merger and Sale of Assets

The certificate of designations provides that we may, without the consent of the holders of any of the outstanding Series B Preferred Stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all our assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, us; provided, however, that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Series B Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Series B Preferred Stock had immediately prior to such transaction; and (c) certain procedural conditions are met.

Under any consolidation by us with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all our assets as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, ours under the shares of Series B Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series B Preferred Stock. This provision does not limit the rights of holders in the event of a Fundamental Change, including their right to receive the make-whole premium in connection with a conversion.

SEC Reports

If, during the period prior to the second anniversary of the Issue Date, we fail to file any annual or quarterly reports with the SEC within 15 days after the time periods prescribed under the Exchange Act or the related rules and regulations under the Exchange Act, then the dividend rate per annum shall increase by 1.0 percentage point until all such reports have been filed with the SEC.

Notices

When we are required to give notice to holders of our Series B Preferred Stock by issuing a press release, rather than directly to holders, we will do so in a public medium that is customary for such press release. In such cases, however, publication of a press release through the Dow Jones News Service will be considered sufficient to comply with such notice obligation.

When we are required to give notice to holders of our Series B Preferred Stock within a specified number of Trading Days prior to a specified event, we will identify such Trading Days in good faith based on the definition of Trading Days set forth above. Any notice issued in reliance on such identification will satisfy our obligation with respect to the timing of such notice, notwithstanding any subsequent events that may cause such days to fail to be Trading Days.

Miscellaneous

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the Series B Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of the Series B Preferred Stock then outstanding. The Series B Preferred Stock converted into our common stock or otherwise reacquired by us shall resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and shall be available for subsequent issuance.

Book-Entry, Delivery and Form

We initially issued the Series B Preferred Stock in the form of one or more global securities. The global securities were deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Upon resale of shares of the Series B Preferred Stock in accordance with the registration statement of which this prospectus forms a part, beneficial interests in the global securities will be transferred from one or more restricted global securities to one or more unrestricted global securities. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC.

Shares of Series B Preferred Stock that are issued as described below under “—Certificated Series B Preferred Stock” will be issued in definitive form. Upon the transfer of Series B Preferred Stock in definitive form, such Series B Preferred Stock will, unless the global securities have previously been exchanged for Series B Preferred Stock in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of Series B Preferred Stock being transferred.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC, upon the deposit of the global securities with, or on behalf of, DTC, DTC credited, on its book-entry registration and transfer system, the liquidation preference of the Series B Preferred Stock represented by such global securities to the accounts of participants. Ownership of beneficial interests in the global securities is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as DTC, or its nominee, is the registered holder and owner of the global securities, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the Series B Preferred Stock evidenced by the global certificates for all purposes of such Series B Preferred Stock and the certificate of designations. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Series B Preferred Stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Series B Preferred Stock in definitive form and will not be considered to be the owner or holder of any Series B Preferred Stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on Series B Preferred Stock represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

We have been advised by DTC that its practice upon receipt of any payment on the global securities and receipt of corresponding payment information is to credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of DTC. We have also been advised that payments by participants or indirect participants to owners of beneficial interests in the global securities held through these participants or indirect participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Series B Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Series B Preferred Stock

Subject to certain conditions, the Series B Preferred Stock represented by the global securities is exchangeable for certificated Series B Preferred Stock in definitive form of like tenor as such Series B Preferred Stock if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the Series B Preferred Stock represented by the global securities. Any Series B Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Series B Preferred Stock issuable for such number of shares and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of DTC or its nominee.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of our Series B Preferred Stock and common stock received in respect thereof. All references to “holders” (including U.S. holders and non-U.S. holders) are to beneficial owners of Series B Preferred Stock or common stock received in respect thereof. The following summary is based upon current provisions of the Internal Revenue Code of 1986 (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold our Series B Preferred Stock or common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold our Series B Preferred Stock and our common stock received in respect thereof as “capital assets”. As used herein, the term “U.S. holder” means a beneficial owner of Series B Preferred Stock and common stock received in respect thereof that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date. A “non-U.S. holder” is a beneficial owner of Series B Preferred Stock and common stock received in respect thereof that is neither a U.S. holder nor a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes).

If a holder of the Series B Preferred Stock and common stock received in respect thereof is a partnership or other entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partnership and each partner in such partnership generally will depend on the activities of the partnership and the status of the partner. Partnerships that hold Series B Preferred Stock and common stock received in respect thereof, and partners in such partnerships, should consult their own tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF SERIES B PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

Distributions

Distributions with respect to our Series B Preferred Stock (whether paid in cash, our common stock, or any combination thereof) and distributions with respect to our common stock (other than certain stock distributions) will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. In the event of a distribution paid in common stock, the amount of such distribution will be equal to the then fair market value of the shares of common stock distributed. To the extent that the amount of a distribution with respect to our Series B Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series B Preferred Stock or common stock, as the case may be, and thereafter as capital gain.

A U.S. holder’s adjusted tax basis in any shares of common stock received as a distribution will be equal to the then current fair market value of such common stock, and a U.S. holder’s holding period for such shares will begin on the day after receipt thereof.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders (including individuals) in respect of our Series B Preferred Stock and common stock before January 1, 2011 are subject to a reduced rate of taxation. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on our Series B Preferred Stock and common stock constituting dividend income paid to holders that are domestic corporations will qualify for the dividends received deduction. A U.S. holder should consult its own tax advisors regarding the availability of the reduced dividend tax rate and the dividends received deduction in light of its particular circumstances.

Dispositions

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our Series B Preferred Stock or our common stock equal to the difference between the amount realized upon the sale or exchange and the holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum tax rate than the maximum tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Conversion into common stock

A U.S. holder generally will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our Series B Preferred Stock. The adjusted tax basis of shares of common stock received on conversion will equal the adjusted tax basis of the Series B Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash), and the holding period of such common stock received on conversion will generally include the U.S. holder’s holding period for the converted Series B Preferred Stock.

Cash received in lieu of a fractional share of common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss generally will be recognized on the receipt of such cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

Adjustment of conversion rate

The conversion rate of the Series B Preferred Stock is subject to adjustment under certain circumstances. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of our Series B Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “—Distributions,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of Series B Preferred Stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interests of the holders of the Series B Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Information reporting and backup withholding

Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on our Series B Preferred Stock or common stock and to certain payments of proceeds on the sale or redemption of our Series B Preferred Stock or common stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the Internal Revenue Service (“IRS”). Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner.

Non-U.S. Holders

Dividends

Any dividends paid to a non-U.S. holder with respect to the shares of our Series B Preferred Stock (whether paid in cash, our common stock, or any combination thereof), any deemed dividends resulting from certain adjustments, or the failure to make certain adjustments, to the number of shares of common stock to be issued upon conversion of our Series B Preferred Stock, as discussed in “Adjustment of conversion rate” above, and any dividends with respect to our common stock (other than certain stock distributions) will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive distribution deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of dividends payable on our Series B Preferred Stock. Dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a non-U.S. holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from U.S. federal withholding tax. In addition, if such a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax described in the preceding paragraph.

Dispositions

Any gain realized upon the sale, exchange, or redemption of a share of Series B Preferred Stock or of common stock received in respect thereof generally will not be subject to U.S. federal income tax unless:

(i) that gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder; or

(ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Information reporting and backup withholding

In general, a non-U.S. holder will not be subject to U.S. federal backup withholding tax with respect to payments made by us with respect to the Series B Preferred Stock or common stock received in respect thereof if the non-U.S. holder has provided us with an IRS Form W-8BEN or IRS Form W-8ECI described above and we do not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person. In addition, no backup withholding or information reporting will be required regarding the proceeds of the sale of Series B

Preferred Stock or common stock received in respect thereof made within the United States or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that the non-U.S. holder is a United States person or the non-U.S. holder otherwise establishes an exemption. We will be required to report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Any amounts withheld from a payment to a holder of Series B Preferred Stock or common stock received in respect thereof under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

SELLING SECURITYHOLDERS

We issued the Series B Preferred Stock in a private placement on October 24, 2005 for $525,000,000 gross proceeds. The Series B Preferred Stock was resold by the initial purchasers in transactions exempt from registration under the Securities Act to persons they reasonably believed to be qualified institutional buyers as defined in Rule 144A under the Securities Act.

This prospectus covers sales, by the selling securityholders named below, of Series B Preferred Stock and shares of common stock issued upon conversion of shares of Series B Preferred Stock. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series B Preferred Stock listed below and the shares of common stock issued upon conversion of shares of the Series B Preferred Stock.

Selling securityholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The table below sets forth the name of each selling securityholder, the number of shares of Series B Preferred Stock that each selling securityholder owns and may offer pursuant to this prospectus and the number of shares of common stock into which those shares of Series B Preferred Stock are convertible. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

We have prepared the table below based on information received from the selling securityholders on or prior to September 21, 2007. However, any or all of the shares of Series B Preferred Stock or shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the numbers of shares of Series B Preferred Stock or shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of Series B Preferred Stock since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to this prospectus. From time to time, additional information concerning ownership of shares of Series B Preferred Stock and shares of common stock may rest with holders of the Series B Preferred Stock not named in the table below and of whom we are unaware.

Name	Number of Shares of Series B Preferred Stock Beneficially Owned that May be Sold	Percentage of Series B Preferred Stock Outstanding	Number of Shares of Common Stock that May be Sold Hereby (1)	Percentage of Common Stock Outstanding (2)
CBARB, a segregated account of Geode Capital Master Fund Ltd.	7,000	1.33%	512,332	*
Credit Suisse Capital LLC (3)	109,150	20.79%	7,988,732	1.67%
D.E. Shaw Valence Portfolios, L.L.C. (4)	27,962	5.33%	2,046,549	*
GLG Market Neutral Fund	10,000	1.90%	731,904	*
Goldman, Sachs & Co. (3) (5)	543	*	39,742	*
Met Investor Series Trust—Bond Debenture (6)	1,440	*	105,394	*
Wachovia Capital Markets, LLC (3)	6,000	1.14%	439,142	*
All other holders of Series B Preferred Stock and future transferees, pledgees, donees, or successors of such holders (7) (8)	362,905	69.12%	26,561,162	5.33%
Total	525,000	100.00%	38,424,960	7.54%

*	Less than one percent.

(1)	Assumes conversion of all of the holder’s shares of Series B Preferred Stock at a conversion rate of 73.1904 shares of common stock per share of Series B Preferred Stock. This conversion rate, however, is subject to adjustment as described under “Description of Series B Preferred Stock—Conversion Rights.” As a result, the number of shares of our common stock issuable upon conversion of the Series B Preferred Stock may increase or decrease in the future. Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon conversion of the Series B Preferred Stock.
(2)	Calculated based on 471,463,748 shares of common stock outstanding as of July 31, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s Series B Preferred Stock, but we did not assume conversion of any other holder’s Series B Preferred Stock.
(3)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see “Plan of Distribution” for required disclosure regarding this selling securityholder.
(4)	This selling securityholder is an affiliate of a broker-dealer.
(5)	This selling securityholder also owns 1,413,752 shares of our common stock that are not offered hereby.
(6)	This selling securityholder also owns 149,994 shares of our common stock that are not offered hereby.
(7)	Information about other selling securityholders will be set forth in one or more prospectus supplements, if required.
(8)	Assumes that all other holders of Series B Preferred Stock and all future transferees, pledgees, donees, or successors of all such other holders of Series B Preferred Stock do not beneficially own any common stock other than the common stock issuable upon conversion of the Series B Preferred Stock at the initial conversion rate.

PLAN OF DISTRIBUTION

We are registering the Series B Preferred Stock and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the Series B Preferred Stock or shares of common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the Series B Preferred Stock and shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling securityholders or from the purchasers of the Series B Preferred Stock and shares of common stock for whom they may act as agent.

Shares of Series B Preferred Stock and shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of shares of Series B Preferred Stock or shares of common stock offered by them hereby will be the purchase price of the Series B Preferred Stock or common stock less any discounts and commissions.

The sales described in the preceding paragraph may be effected in transactions:

•

on any national securities exchange or quotation service on which the Series B Preferred Stock and common stock may be listed or quoted at the time of sale, including the NYSE in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on those exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the Series B Preferred Stock and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Series B Preferred Stock and shares of common stock in the course of hedging transactions they assume. The selling securityholders may also sell the Series B Preferred Stock and shares of common stock short and deliver the Series B Preferred Stock and shares of common stock to close out the short positions, or loan or pledge the Series B Preferred Stock and shares of common stock to broker-dealers that in turn may sell the Series B Preferred Stock and shares of common stock.

To our knowledge, there are no plans, arrangements or understandings as of the date of this prospectus between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of shares of

Series B Preferred Stock and shares of common stock by the selling securityholders. Selling securityholders may decide not to sell any of the Series B Preferred Stock and shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift shares of Series B Preferred Stock and shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Securities covered by this prospectus may also be sold to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act rather than pursuant to this prospectus.

The outstanding shares of common stock are listed for trading on the NYSE under the symbol “IPG.”

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Series B Preferred Stock or shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Series B Preferred Stock or shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The selling securityholders identified in the “Selling Securityholders” section, as it may be supplemented from time to time, may include registered broker-dealers. A selling securityholder that is a registered broker-dealer will be deemed to be an underwriter, and any profits on the sale of shares of Series B Preferred Stock or underlying shares of common stock by such a securityholder and any discounts, commissions or concessions received by such a securityholder will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Each of the selling securityholders that is an affiliate of a registered broker-dealer has represented to us, and by its use of this prospectus repeats this representation to you, that it purchased its Series B Preferred Stock in the ordinary course of business and at the time of the purchase had no direct or indirect agreements or understandings with any person to distribute the Series B Preferred Stock or common shares issuable upon conversion of the Series B Preferred Stock.

We issued the Series B Preferred Stock in a private placement on October 24, 2005 for $525,000,000 gross proceeds. The Series B Preferred Stock was resold by the initial purchasers in transactions exempt from registration under the Securities Act to persons they reasonably believed to be qualified institutional buyers as defined in Rule 144A under the Securities Act.

The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of the Series B Preferred Stock and the underlying shares of common stock by the selling securityholders and any other person participating in a distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Series B Preferred Stock and the underlying shares of common stock to engage in market-making activities with respect to the Series B Preferred Stock and the underlying shares of common stock for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the Series B Preferred Stock and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the Series B Preferred Stock and the underlying shares of common stock.

Prior to resale using this prospectus, the Series B Preferred Stock is eligible for trading in The PORTAL Market. Series B Preferred Stock sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market. We have not listed, and do not intend to list, the Series B Preferred Stock on any securities exchange or automated quotation system. We cannot assure you that any market for the Series B Preferred Stock will develop or be sustained. If an active market does not develop or is not sustained, the market price and liquidity of the Series B Preferred Stock may be adversely affected.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by any selling securityholder of the Series B Preferred Stock or the shares of common stock issuable upon conversion of the Series B Preferred Stock.

LEGAL MATTERS

The validity of the Series B Preferred Stock and the common stock issuable upon conversion of the Series B Preferred Stock has been passed upon for us by Nicholas J. Camera, our Senior Vice President, General Counsel and Secretary. Mr. Camera beneficially owns, or has rights to acquire under our employee benefit plans, an aggregate of less than 1% of our common stock.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Assessment of Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an adverse opinion on the effectiveness of internal control over financial reporting), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Lintas India Private Limited for the year ended March 31, 2007 incorporated in this prospectus by reference to The Interpublic Group of Companies, Inc.’s Amendment to Current Report on Form 8-K filed on September 14, 2007 have been so incorporated in reliance on the report of Price Waterhouse & Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the approximate amount of fees and expenses payable by us in connection with this registration statement and the distribution of the Series B Preferred Stock and shares of common stock registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$16,118
Accountants’ fees and expenses	7,000
Attorneys’ fees and expenses	70,000
Printing expenses	25,000

Total	$118,118

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Our by-laws contain specific authority for indemnification by us of our current and former directors, officers, employees or agents on terms that have been derived from Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 12 of our Restated Certificate of Incorporation, as amended, limits the personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Additionally, we have entered into agreements with certain of our directors and executive officers pursuant to which we have agreed to indemnify such directors and executive officers to the maximum extent permitted under the DGCL and in accordance with our by-laws and directors’ and officers’ insurance policy.

Item 16.	Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant, as amended through October 24, 2005, is incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2005 (File Number 001-06686).

4.2	By-Laws of the Registrant, as amended and restated through March 23, 2006, are incorporated by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K filed with the SEC on March 29, 2006 (File Number 001-06686).

Exhibit Number	Description

4.3	Certificate of Designations of 5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock, as filed with the Secretary of State of the State of Delaware on October 24, 2005, is incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 24, 2005 (File Number 001-06686).

5.1	Opinion of Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of the Registrant.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Nicholas J. Camera, Esq. (included in Exhibit 5.1).*

23.3	Consent of Price Waterhouse & Co., Independent Registered Public Accounting Firm.

24.1	Power of Attorney of Directors.*

*	Previously filed.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amended by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 25, 2007.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/ NICHOLAS J. CAMERA
Nicholas J. Camera Senior Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Michael I. Roth	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 25, 2007

* Frank Mergenthaler	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2007

* Christopher F. Carroll	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 25, 2007

* Frank J. Borelli	Director	September 25, 2007

* Reginald K. Brack	Director	September 25, 2007

Jocelyn Carter-Miller	Director

* Jill M. Considine	Director	September 25, 2007

* Richard A. Goldstein	Director	September 25, 2007

* H. John Greeniaus	Director	September 25, 2007

* William T. Kerr	Director	September 25, 2007

Signature	Title	Date

* J. Phillip Samper	Director	September 25, 2007

* David M. Thomas	Director	September 25, 2007

*By:	/s/ NICHOLAS J. CAMERA
Nicholas J. Camera-Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant, as amended through October 24, 2005, is incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2005 (File Number 001-06686).

4.2	By-Laws of the Registrant, as amended and restated through March 23, 2006, are incorporated by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K filed with the SEC on March 29, 2006 (File Number 001-06686).

4.3	Certificate of Designations of 5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock, as filed with the Secretary of State of the State of Delaware on October 24, 2005, is incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 24, 2005 (File Number 001-06686).

5.1	Opinion of Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of the Registrant.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Nicholas J. Camera, Esq. (included in Exhibit 5.1).*

23.3	Consent of Price Waterhouse & Co., Independent Registered Public Accounting Firm.

24.1	Power of Attorney of Directors.*

*	Previously filed.